As filed with the Securities and Exchange Commission on October 14, 2021

Registration Statement No. 333-169603

Registration Statement No. 333-110611

Registration Statement No. 333-97531

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-169603

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-110611

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-97531

UNDER THE SECURITIES ACT OF 1933

GP STRATEGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-0845774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

70 Corporate Center

11000 Broken Land Parkway, Suite 300

Columbia, Maryland 21044

(443) 367-9600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James L. Galante

Senior Vice President, General Counsel and Secretary

GP Strategies Corporation

70 Corporate Center

11000 Broken Land Parkway, Suite 300

Columbia, Maryland 21044

(443) 367-9600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan Klein

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

(212) 335-4902

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of GP Strategies Corporation (the “Company”) on Form S-3 (the “Registration Statements”):

•	Registration Statement No. 333-169603, registering 2,857,143 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company.

•	Registration Statement No. 333-110611, registering 937,500 shares of Common Stock of the Company.

•	Registration Statement No. 333-97531, registering 3,934,661 shares of Common Stock of the Company.

On October 14, 2021 (the “Effective Time”), the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 15, 2021, among the Company, Learning Technologies Group plc, a public limited company incorporated in England and Wales (“LTG”), Learning Technologies Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of LTG (“US Holdco”), and Gravity Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of US Holdco (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned, indirect subsidiary of LTG. Upon consummation of the Merger, at the Effective Time, each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (other than shares owned by the Company, any subsidiary of the Company, LTG, US Holdco, Merger Sub or any other subsidiary of LTG and shares owned by Company stockholders who have exercised their appraisal rights under Delaware law) was automatically cancelled and converted into the right to receive $20.85 in cash, without interest and subject to deduction for any required withholding tax.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on October 14, 2021.

GP STRATEGIES CORPORATION

By:	/s/ Adam H. Stedham
Adam H. Stedham
Chief Executive Officer & President

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.